Exhibit 10.22

AMENDMENT THREE
COMPASS MINERALS INTERNATIONAL, INC. 2005 INCENTIVE AWARD PLAN

WHEREAS, Compass Minerals International, Inc. (the “Corporation”) maintains the Compass Minerals International, Inc. 2005 Incentive Award Plan (the “Plan”) for the purpose of promoting and enhancing the value of the Corporation by linking the personal interest of its key personnel to those of the stockholders; and

WHEREAS, the Corporation now desires to amend the Plan to provide that non-performance based, Full Value Awards shall vest over a period of not less than three years, except with respect to Awards granted to Independent Directors relating to their cash or stock retainers;

NOW, THEREFORE, Section 10.7 is amended to read in its entirety as follows:

10.7           Full Value Award Vesting Limitations.  Notwithstanding any other provision of this Plan to the contrary, Full Value Awards made to Participants (other than to Independent Directors with respect to annual or quarterly cash or stock retainer payments for services rendered or deferrals of those amounts) shall become vested over a period of not less than three years (or, in the case of vesting based on the attainment of Performance Goals or other performance-based objectives, over a period of not less than one year) following the date the Award is made and the Committee may not accelerate the vesting for such Full Value Awards, except in the event of a Change of Control or the Participant’s death, Disability or retirement (as defined in the Participant’s Award Agreement).

IN WITNESS WHEREOF, this Amendment is executed this 9th day of November 2010.

Compass Minerals International, Inc.

By:	/s/Victoria Heider
Title:	Vice President, Human Relations